CONFIRMATORY NEGOTIABLE PROMISSORY NOTE

$350,000.00As of May 23, 2006

FOR VALUE RECEIVED, Alex Mashinsky (“Maker”), an individual residing at 510 Berkeley Square, Memphis, TN 38120, confirming his existing indebtedness to Holder hereunder, hereby unconditionally promises to pay to the order of Thai Lee, an individual, or her assignee (“Holder”), in lawful money of the United States of America and in immediately available funds, at c/o Software House International, Inc., 2 Riverview Drive, Somerset, NJ 08873 or at such other address as the Holder may from time to time designate by written notice to Maker, the principal sum of THREE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($350,000.00) together with interest at the rate of (a) 6% per annum on the outstanding principal amount of this Note from May 23, 2006 through December 31, 2006, and (b) 12% per annum on the outstanding principal amount of this Note from January 1, 2007 to the date of final payment.

1.  Use of Proceeds. The proceeds of this Note shall be used by Maker solely to meet certain margin calls in respect of Arbinet - the Exchange Inc. (“ARBX”), a Delaware corporation issued to Maker or his affiliates.

2.  Payment. The principal amount of this Note together with accrued and unpaid interest hereon shall be due and payable on April 30, 2007. Accrued and unpaid interest hereof shall be payable on the last day of each month commencing January 31, 2007 and on the due date of this Note.

3.  Mandatory Sale. This Note and the other notes issued by Maker to Holder or her affiliates is secured by a pledge of certain shares of common stock of ARBX (“ARBX Shares”) and certain shares of common stock of Migo Software, Inc., formerly, Powerhouse Technologies Group, Inc. (“PWHT Shares”). If the aggregate fair market value of the PWHT Shares and the ARBX Shares serving as security for such Notes equals less than 80% of the principal and interest balance of such Notes then outstanding, sufficient shares of PWHT and/or ARBX will be sold and the proceeds of such sale used to reduce the outstanding principal and interest balance such that the fair market value of the remaining security is not less that 80% of the outstanding principal and interest balance of such Notes (the “Required Loan Balance”). Maker may elect whether PWHT or ARBX Shares or a combination thereof should be liquidated to pay down such Notes. Prior to any such sale of PWHT and/or ARBX Shares, Maker will be given 48 hours notice within which period Maker may make prepayments of the outstanding principal and interest balance of this Note so that the balance outstanding will not be greater than the Required Loan Balance. If Maker reduces the outstanding principal and interest balance of such Notes below the Required Loan Balance and provided that an Event of Default has not occurred hereunder, Maker shall not be required to sell the PWHT or ARBX Shares.

4.  Prepayment.

4.1  Optional Prepayment. Maker may, at any time and from time to time, prepay, in whole or in part, this Note without penalty or premium. Any partial prepayment shall be credited first to accrued interest, then to principal. No prepayment shall extend or postpone the due date or change the amount of any subsequent payment.

4.2  Mandatory Prepayment. This Note shall be subject to immediate and mandatory prepayment to the full extent of any proceeds paid to Maker or any affiliate of Maker in connection with the sale of the ARBX or PWHT Shares or shares of Q Limo. Any partial prepayment shall be credited first to accrued interest and then to principal. No prepayment shall extend or postpone the due date or change the amount of any subsequent payment.

5.  Default Interest. Upon the occurrence of an Event of Default as such term is hereinafter defined, Maker and any signer, guarantor or endorser hereof shall pay interest on the unpaid principal and interest balance of the Note from the date of occurrence of such Event of Default until such unpaid balance is paid in full at a rate of interest equal to 12% per annum. It is expressly stipulated and agreed to be the intent of Maker and Holder at all times to comply with applicable law and that this paragraph shall control every other covenant and agreement in this Note. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or results in Maker having paid any interest in excess of that permitted by applicable law, then it is Holder’s express intent that all excess amounts theretofore collected by Holder shall be credited against the principal balance of this Note and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new documents, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

6.  Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default (“Event of Default”) hereunder: (a) Maker fails to make any payment when due under the terms of this Note or under any other indebtedness of Maker; (b) Maker fails to observe or perform any obligation or agreement contained in this (i) Note or (ii) in that certain Pledge Agreement (the “Pledge Agreement”), dated of even date herewith, between Maker, as pledgor, and Holder, as pledgee, and such failure continues for five days or more after Holder notifies Maker thereof in writing; (c) Maker or ARBX files a voluntary petition in bankruptcy or initiates any other proceeding under any bankruptcy or insolvency laws relating to the relief of debtors; (d) Maker, ARBX or any endorser, guarantor, surety or other person liable for any amount due hereunder (collectively and individually with Maker hereinafter in this paragraph referred to as “them”) has an involuntary petition in bankruptcy filed against them and such petition remains unstayed, undismissed and undischarged for 60 days or more; (e) any of them makes a general assignment for the benefit of creditors; (f) any of them becomes insolvent; (g) any proceeding supplementary to any execution relating to any judgment is commenced against any of them; (h) attachment, distraint, levy, execution or final judgment is entered against any of them or against their property; (i) a receiver, conservation, rehabilitation or similar person is appointed or installed for any of them or any of their property which appointment remains undismissed for 30 days or more; (j) the United States government, any state or political subdivision therein or any foreign government makes a tax assessment against any of them; (k) the United States government, any state or political subdivision thereof or any foreign government takes possession of or assumes control over any substantial portion of the property of any of them; (l) Maker dies; or (m) Holder deems herself insecure. Upon the occurrence of an Event of Default hereunder and for so long as such Event of Default continues, Holder may, at its option, by written notice to Maker, declare immediately due and payable the entire principal balance of this Note, together with all accrued interest, without presentment, protest, demand or notice and regardless of any prior forbearance. No delay or omission by Holder in exercising any right or remedy under this Note, or any other agreement executed in connection with this Note, shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies under this Note or any other agreement executed in connection with this Note. To the extent permitted by law, Maker waives the right, in any action on this Note, to assert that the action was not commenced within the time required by applicable law for commencement of the action. All rights of Holder stated in this Note are cumulative and in addition to all other rights provided by law, in equity, or in any agreement executed in connection with this Note.

7.  Attorneys’ Fees. In the event of a default in payment of interest or principal under this Note, Maker shall pay all reasonable costs, expenses, and attorneys’ fees paid or incurred by Holder of this Note in connection with the collection or enforcement of this Note, whether or not suit is filed.

8.  Governing Law. This Note shall be governed by, construed in accordance with, and all rights and obligations hereunder determined in accordance with the internal laws of the State of Delaware without reference to the conflict of law principles thereof.

9.  Jurisdiction. Maker hereby irrevocably consents that any legal action or proceeding against him arising out of or in any way connected with this Note may be instituted in any state court or United States Federal court located in New Castle County, State of Delaware, and Maker hereby submits to the jurisdiction of such courts. Maker further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies of such service by registered or certified mail, postage prepaid, return receipt requested, to Maker at the address set forth in Section 16 of the Pledge Agreement. The foregoing, however, shall not limit the right of Holder to serve process in any other manner permitted by law or to commence any legal action or proceeding or to obtain execution of judgment in any appropriate jurisdiction.

10.  Trial by Jury; Right of Setoff. MAKER WAIVES TRIAL BY JURY IN ANY ACTION AND/OR PROCEEDING ARISING ON, OUT OF OR BY REASON OF THIS NOTE, AND WAIVES ALL RIGHTS OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS OR CROSS-CLAIMS IN CONNECTION WITH HOLDER’S ENFORCEMENT OF ITS RIGHTS UNDER THIS NOTE.

11.  Validity. The invalidity or unenforceability of any particular provision of this Note shall be construed as if such invalid or unenforceable provision was omitted and the balance of the Note shall be enforced to the fullest extent permitted by law.

12.  Entire Agreement. This Note constitutes the entire agreement between the parties regarding the obligations contained herein. All oral agreements are merged herein, and supersede all prior representations. Any agreement hereafter made shall be ineffective to change or modify this Note in whole or in part unless subsequent agreement is in writing signed by the party against whom enforcement of the change, modification or discharge is sought.

13.  Successors and Assigns. This Note is binding upon and shall inure to the benefit of the Holder and Maker and their legal representatives, assigns and successors.

14.  Waivers. Maker hereby waives presentment for payment, demand, protest, notice of protest, diligence in collection and the benefit of any exemption under the homestead exemption laws, if any, or under any other exemption or insolvency laws, and consents that Holder may release, surrender, exchange or substitute any of Maker’s personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced hereby without relieving Maker or any endorser, guarantor, surety or other person liable for any amount due hereunder of his obligations hereunder. Maker agrees that his liabilities under this Note are absolute and unconditional without regard to the liability of any other party. Acceptance of any payments hereunder shall not waive or affect any prior demand or acceleration of the amounts due hereunder.

MAKER:

                              ______________________________
ALEX MASHINSKY